EXHIBIT 99
FOR 8 A.M. EASTERN RELEASE — Tuesday, September 9, 2008
R.G. BARRY CORPORATION REPORTS STRONG
FISCAL 2008 PERFORMANCE
PICKERINGTON, Ohio — Tuesday, September 9, 2008 - Accessories footwear and slipper marketer R.G. Barry Corporation (NasdaqGM: DFZ) today reported increased sales and strong earnings growth for its fourth quarter and full fiscal year ended June 28, 2008.
Fiscal Year 2008 Results

For the year, the Company reported:
•	A net sales increase of approximately 4.0 percent to $109.5 million.

•	Gross profit as a percent of sales expanded to 41.1 percent from 39.7 percent one year ago.

•	Income from continuing operations before taxes of approximately $14.9 million, an increase of more than 22.0 percent versus fiscal year 2007.

•	After tax net earnings of $9.8 million, or $0.93 per basic share and $0.92 per diluted share, compared to after tax net earnings of $25.1 million, or $2.49 per basic share and $2.40 per diluted share one year ago. Fiscal year 2008 net earnings reflected a fourth quarter, $1.4 million gain on an insurance recovery and an income tax expense of approximately $5.1 million while fiscal year 2007 net earnings reflected a gain of $878,000 on the sale of land and the income tax benefit of $13.7 million primarily due to the reversal of the Company’s deferred tax asset valuation allowance.
Fourth Quarter Results

In the fourth quarter, net sales were $18.6 million compared to $14.1 million in the fourth quarter last year. Net earnings were approximately $729,000, or $0.07 per basic and diluted share, versus a net loss of approximately $1.7 million, or $0.16 net loss per basic and diluted share, in the comparable quarter of fiscal year 2007. Much of the fourth quarter sales increase resulted from the Company’s selection last year as the lead supplier of replenishment slippers to a large retailer.
Performance Dynamics

The Company ended its fiscal year with a strong balance sheet, which included:
•	Cash and short-term investments of approximately $26.1 million, up from approximately $18.2 million one year ago;

•	An inventory level of $10.8 million down from $14.6 million at the end of fiscal year 2007; and

•	Net shareholders’ equity of $46.0 million, or a book value of $4.31 per diluted share, increased $9.8 million versus the prior year.
Other significant factors influencing performance during the 2008 fiscal year included:
•	Increased retail sales of the Company’s products in mass, warehouse club, catalog, internet and specialty outlets; and
•	An increase of approximately 5.0 percent in selling, general and administrative expenses in support of the Company’s brands and its long-term growth strategy.
Management Comments

“Despite challenges at retail during fiscal 2008, our Company performed well and achieved or exceeded our expectations for revenue and earnings for the third straight year,” said Greg Tunney, President and Chief Executive Officer. “Our balance sheet reflects the company’s strong health and positive direction. Year-over-year improvements in cash and short-term investments, inventory management, and control of operational and administrative costs all continue to be among the best in our peer group. Net shareholders equity increased by nearly $10 million last year.
“Our multi-channel distribution strategy continued extending our products to an expanding universe of retailers and consumers. The Company’s flagship slipper brand, Dearfoams®, dominated multiple retail channels. Our 2008 growth initiatives, Terrasoles® eco-friendly hybrid footwear and licensed Superga® canvas/active fashion footwear, also received a good reception at the consumer level. With their bases now established, we expect these new brands to demonstrate healthy growth in fiscal 2009 and beyond.
“We will continue our strategy of layering on businesses that add seasonal, gender and channel diversity this year with the launches of licensed Nautica® slippers and accessories footwear and our new NCAA-licensed My College Footwear™. Much as we expected from the launches of Terrasoles® and Superga® in fiscal 2008, we foresee modest first year performances from these brands as they begin to establish their respective retail bases.

“While we remain confident in our business and begin the year with a strong balance sheet, healthy brands and a business plan that focuses on growth and profitability well beyond the next 12 months, we know that fiscal year 2009 will present a challenging environment from a general economic and business perspective. We have begun seeing short-term economic volatility manifesting itself as: 1) caution among retailers who are delaying or reducing orders in an effort to limit their days of on-hand inventory and subsequently creating noteworthy shifts in our quarterly sales patterns, which will be evident beginning in the first quarter this year; 2) losses of retail floor space due to downsizings and bankruptcies; and 3) inflationary pressures from our suppliers. We are addressing these issues, but realistically we believe that they will result in relatively flat sales and lower gross profit margins for us in fiscal year 2009.
“We will continue to invest in our existing brands and new initiatives this year with a focus on growth and increased profitability beyond the 2009 fiscal year. As the leader in our category, we will continue to leverage our core business strengths in pursuit of becoming the No. 1 global accessories footwear and slipper resource. We are also continuing our search for category-appropriate acquisitions that can add meaningfully to our top line, are accretive to earnings and will further balance out the seasonal and demographic aspects of our business. We believe that the current economic cycle will ultimately offer us attractive growth opportunities as we continue to expand and diversify within our category,” Tunney said.
Conference Call/Webcast Today
R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 10:00 a.m. EDT today. Management will discuss the Company’s performance, its plans for the future and will accept questions from participants. The conference call is available at (888) 530-7880 or (706) 634-1795 until five minutes before starting time. To listen via the Internet, simply log on at <http://www.videonewswire.com/event.asp?id=50444>.
Replays of the call will be available approximately one-hour after its completion. The audio replay can be accessed through Tuesday, Sept. 16, 2008, by calling (800) 642-1687 or (706) 645-9291 and using passcode 57887846. A written transcript and audio replay of the call will be posted for 12 months at the Company’s Web site <www.rgbarry.com> under the “Investors/News Release” section.
About R.G. Barry Corporation
R.G. Barry Corporation, the Dearfoams® company, is one of the world’s leading developers and marketers of accessory footwear. Visit us online at <www.rgbarry.com> to learn more about our business.

Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain statements in this news release, which are not historical fact, are forward-looking statements, and are based upon information available to the Company on the date of this release. Words such as “expect,” “estimates,” “intends,” “should,” “will,” and variations of similar words or expressions are intended to identify forward-looking statements. Such statements inherently involve risks and uncertainties that could cause actual results and outcomes to materially differ from those anticipated by our forward-looking statements. Factors that could cause or contribute to our actual results differing materially from our current forecasts include, but are not limited to, the following: the strength of the retail market; the success of planned project launches; our timely receipt of shipments from third-party manufacturers; our ability to distribute to customers on a timely basis; product returns, customer concessions and promotional costs that are materially higher than currently planned; the unexpected loss of key management or one or more of our key customers; an unexpected reduction in business from one of our key customers; the impact of competition on the Company’s market share; changes in economic and market conditions; changes in foreign exchange rates, particularly China’s exchange rate; and our ability to comply with the various terms and covenants of our unsecured credit facility with The Huntington National Bank. Other risks to our business are detailed in previous press releases, shareholder communications and Securities Exchange Act of 1934 filings, including those in the disclosure in “Item 1A — Risk Factors” of Part I of our 2007 Annual Report on Form 10-K for the fiscal year ended June 30, 2007. Except as required by applicable law, we do not undertake to update the forward-looking statements contained in this news release to reflect new information that becomes available after the date hereof.

Contact:	Roy Youst, Director Investor & Corp. Communications	614.729.7275
	Daniel Viren, Senior Vice President Finance/CFO	614.864.6400
—financial charts follow—

R.G. BARRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except for per share data)

	Thirteen Weeks Ended		Fifty-two Weeks Ended		2008 to 2007
	(unaudited)				% Increase
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007	Decrease
Net sales	$18,578	$14,138	$109,499	$105,332	4.0%
Cost of Sales	11,388	8,734	64,520	63,561	1.5%

Gross profit	7,190	5,404	44,979	41,771	7.7%

Gross profit (as percent of sales)	38.7%	38.2%	41.1%	39.7%

Gain on sale of land	—	—	—	(878)	N/M
Restructuring and asset impairment charges	—	15	—	179	N/M
Gain on insurance recovery	(1,362)	—	(1,362)	—	N/M
Selling, general and administrative expense	7,454	7,007	32,126	30,367	5.8%

Operating profit (loss)	1,098	(1,618)	14,215	12,103	17.5%

Other income	—	15	50	146	-65.8%
Interest expense (income), net	(165)	(198)	(585)	166	N/M

Profit (loss) before income tax and minority interest	1,263	(1,405)	14,850	12,083	22.9%

Income tax expense (benefit)	534	(564)	5,065	(13,652)	N/M

Profit (loss) from continuing operations	729	(841)	9,785	25,735	-62.0%

Loss from discontinued operations	—	(830)	—	(590)	N/M

Net earnings (loss)	$729	$(1,671)	$9,785	$25,145	-61.1%

Earnings (loss) per common share-basic: continuing	$0.07	$(0.08)	$0.93	$2.55

Earnings (loss) per common share-diluted: continuing	$0.07	$(0.08)	$0.92	$2.46

Loss per common share-basic: discontinued	$—	$(0.08)	$—	$(0.06)

Loss per common share-diluted: discontinued	$—	$(0.08)	$—	$(0.06)

Earnings (loss) per common share-basic: total	$0.07	$(0.16)	$0.93	$2.49

Earnings (loss) per common share-discontinued: total	$0.07	$(0.16)	$0.92	$2.40

Average number of shares-basic	10,569	10,228	10,469	10,089

Average number of shares-diluted	10,736	10,228	10,691	10,462

CONSOLIDATED BALANCE SHEET
(in thousands of dollars)

	June 28, 2008	June 30, 2007
ASSETS
Cash	$14,210	$18,207
Short-term investments	11,870	—
Accounts Receivable, net	12,653	6,860
Inventory	10,842	14,639
Prepaid expenses and other current assets	5,901	9,980

Total current assets	55,476	49,686

Net property, plant and equipment	3,149	2,255

Other assets	9,318	11,587

Total Assets	$67,943	$63,528

LIABILITIES & SHAREHOLDERS’ EQUITY
Short-term notes payable	2,284	2,278
Accounts payable	4,164	7,443
Other current liabilities	3,303	5,769
Long-term debt	187	272
Accrued retirement costs and other	11,976	11,551
Shareholders’ equity, net	46,029	36,215

Total liabilities & shareholders’ equity	$67,943	$63,528